UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 12, 2014
Date of report (Date of earliest event reported)

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 12, 2014, Amyris, Inc. (the “Company”) and Hercules Technology Growth Capital, Inc., as agent and as a lender (“Hercules”) entered into a first amendment (the “Amendment”) of that certain Loan and Security Agreement entered into on March 29, 2014 (as amended, the “Hercules Loan Facility”). The original Hercules Loan Facility is described in more detail in Note 16 to the consolidated financial statements set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2014, which is incorporated herein by reference. Pursuant to the original Hercules Loan Facility, Hercules provided a loan in the aggregate principal amount of up to $25.0 million to the Company, and the Company borrowed the full amount available under the original Hercules Loan Facility. Following completion of its $75.0 million convertible promissory note financing in May 2014, the Company approached Hercules to amend the original facility to simplify the covenant structure and remove certain covenants that were no longer relevant.

Pursuant to the Amendment, the parties agreed to, among other things, adjust the term loan maturity date from May 31, 2015 to February 1, 2017 and remove (i) a requirement for the Company to pay a forbearance fee of $10.0 million in the event certain covenants were not satisfied, (ii) a covenant that the Company maintain positive cashflow commencing with the fiscal quarter beginning October 1, 2014, (iii) a covenant that, beginning with the fiscal quarter beginning July 1, 2014, the Company and its subsidiaries achieve certain projected cash product revenues and projected cash product gross profits, and (iv) an obligation for the Company to file a registration statement on Form S-3 with the SEC by no later than June 30, 2014 and complete an equity financing of more than $50.0 million by no later than September 30, 2014.

Under the Amendment, in connection with the amendments and modification or removal of the covenants described in the preceding paragraph, the Company agreed to include a new covenant requiring the Company to maintain unrestricted, unencumbered cash in an amount equal to at least 50% of the remaining principal amount then outstanding under the Hercules Loan Facility and borrow an additional tranche of $5.0 million, subject to obtaining specified third party consents under outstanding convertible promissory notes. The amendments and modification or removal of the covenants described in the preceding paragraph are contingent upon and will become effective at the time such specified third party consents are obtained and the additional tranche is funded. After the additional tranche is funded, it will become due on February 1, 2017 and such $5.0 million tranche shall accrue interest at a rate per annum equal to the greater of either the prime rate reported in the Wall Street Journal plus 5.25% or 8.5%.The additional tranche would be secured by the same liens provided for in the original Hercules Loan Facility, including a lien on certain Company intellectual property. No additional end of term charge would be required in connection with the additional $5.0 million tranche.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: June 18, 2014	By:	/s/ Nicholas Khadder
Nicholas Khadder
SVP, Corporate Secretary, and General Counsel